Exhibit 17.1

January 11, 2010

Board of Directors

Winrock International, Inc.

2000 Hamilton Street, #943

Philadelphia, PA 19130

Re: Resignation from Board of Directors

To the Board of Directors:

Please be advised that I hereby resign as member of the Board of Directors of Winrock International, Inc., a Delaware corporation, effective immediately.

Very truly yours,

/s/ William Tay

_____________________________

William Tay